Exhibit 10.39

TELEWEST COMMUNICATIONS PLC

TELEWEST FINANCE (JERSEY) LIMITED

TELEWEST GLOBAL, INC.

LIBERTY MEDIA INTERNATIONAL HOLDINGS, LLC

(FORMERLY LIBERTY MEDIA INTERNATIONAL, INC.)

VOTING AGREEMENT

This Agreement (as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof, this “Agreement”) is entered into by (i) Telewest Communications plc (“Telewest” or the “Company”), (ii) Telewest Finance (Jersey) Limited (“Telewest Jersey”), (iii) Telewest Global, Inc. (“New Telewest”) and (iv) Liberty Media International Holdings, LLC. on behalf of itself and each of its affiliates (“Liberty”) which is a beneficial owner of, or has the right to vote and direct the disposition of, certain high yield notes issued under one or more of (a) the Indenture dated as of October 3, 1995 between Telewest and The Bank of New York as trustee relating to the 9.625% Senior Debentures due 2006 of Telewest; (b) the Indenture dated as of February 19, 1999 between Telewest and The Bank of New York as trustee relating to the 5.25% Senior Convertible Notes due 2007 of Telewest; (c) the Indenture dated as of October 3, 1995 between Telewest and The Bank of New York as trustee relating to the 11% Senior Discount Debentures due 2007 of Telewest; (d) the Indenture dated as of November 9, 1998 between Telewest and The Bank of New York as trustee relating to the 11.25% Senior Notes due 2008 of Telewest; (e) the Indenture dated as of April 15, 1999 between Telewest and The Bank of New York as trustee relating to the 9.25% Dollar Senior Discount Notes due 2009 and the 9.875% Sterling Senior Discount Notes due 2009 of Telewest; (f) the Indenture dated as of January 25, 2000 between Telewest and The Bank of New York as trustee relating to the 9.875% Dollar Senior Notes due 2010, the 11.375% Dollar Senior Discount Notes due 2010 and the 9.875% Sterling Senior Notes due 2010 of Telewest, and (g) the Indenture dated as of 7 July 2000 between Telewest Jersey (as issuer), Telewest (as guarantor) and The Bank of New York as trustee relating to the 6% Senior Convertible Notes due 2005 of Telewest Jersey and, in each case, as thereafter amended and supplemented from time to time, as the case may be (together the “Indentures”) and the 5% Accreting Convertible Notes due 2003 originally issued to Deutsche Telekom (the “Eurobell Notes” and together with the notes issued pursuant to the Indentures, the “Notes”) in connection with a proposed financial restructuring of the Company and Telewest Jersey, the principal terms of which are described in Appendix 1 attached hereto (the “Financial Restructuring”). Liberty is the registered owner of certain shares in the Company or has the power and authority to cause the registered owners of certain shares in the Company to vote in connection with the Financial Restructuring.

This Agreement is also entered into pursuant to the term sheet dated 14 August 2003 (the “Term Sheet”) entered into by the Company, Telewest Jersey,

various holders of the Notes, Liberty Media Corporation and IDT Corporation (“IDT”) relating to the Financial Restructuring.

The Financial Restructuring is to be implemented through (i) the completion of the proceedings and actions referred to in this Agreement and any proceeding or arrangement that the Company, Telewest Jersey, each of the noteholders who are signatories to the Term Sheet (the “Specified Noteholder Group”) and Liberty may agree in writing to be necessary under English, Jersey and U.S. law (collectively, the “Proceedings”), which includes the following: a scheme of arrangement of the Company (the “Plc Scheme”) under section 425 of the Companies Act 1985, as amended (the “1985 Act”); a scheme of arrangement of Telewest Jersey (the “Jersey Scheme”) under section 425 of the 1985 Act and section 125 of the Companies (Jersey) Law 1991, as amended; a concurrent proceeding pursuant to chapter 11 of the U.S. Bankruptcy Code (if necessary); and ancillary proceedings in respect of the Plc Scheme and/or the Jersey Scheme pursuant to Section 304 of the U.S. Bankruptcy Code (the “Section 304 Proceedings”); and (ii) the following related steps:

(a)	the passing of the shareholder resolution of Telewest specified in Appendix 1 in order to implement the Financial Restructuring (the “Shareholder Resolution”);

(b)	the execution of a revised loan agreement (the “Revised Senior Secured Facility Agreement”) between Telewest Communications Networks Limited (“TCN”) and its lenders on substantially the terms specified in Appendix 1;

(c)	the transfer to a direct or indirect wholly-owned subsidiary of New Telewest, a company incorporated under the laws of Delaware, of substantially all of the assets of Telewest (other than the shares of Telewest Jersey, the shares of New Telewest and a cash amount) and the assumption by such subsidiary of (and/or giving of an indemnity with respect to) substantially all the liabilities of Telewest;

(d)	the termination of the Relationship Agreement (as defined below); and

(e)	the satisfaction (or waiver by the Company, Telewest Jersey, the Specified Noteholder Group or the Telewest Group’s senior lenders (as the case may be)) of the conditions to the Plc Scheme and the Jersey Scheme,

(together with the Proceedings, the “Restructuring Steps”).

Following the Financial Restructuring there shall be a shareholders’ voluntary liquidation of Telewest which shall commence on the passing of the shareholder resolutions specified in Appendix 1 (the “Liquidation Resolutions”).

In consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Telewest Jersey,

New Telewest and Liberty (collectively, the “Parties”), intending to be legally bound, agree as follows:

1.	Liberty Agreements. Liberty represents that (i) it is the beneficial owner of the outstanding principal amount of certain Notes specified on the signature page hereto (the “Relevant Notes”) directly or indirectly through one or more of its subsidiary undertakings and has the power to vote and dispose, or to cause each of its subsidiary undertakings, holding companies and subsidiary undertakings of such holding companies (together, the “Liberty Group”) which is a holder of the Relevant Notes to vote and dispose of the Relevant Notes, and (ii) one or more members of the Liberty Group is entitled to all of the rights and economic benefits of the Relevant Notes. Liberty represents that it has the power and authority to cause the registered holders of certain shares specified on the signature page hereto (the “Relevant Shares”) to exercise the votes attaining to those shares in accordance with the directions of Liberty. Liberty agrees and represents that, subject to the following Sections hereof and, in respect of sub-sections (a) to (d) below, subject to its receipt of legally sufficient solicitation materials and any other documents in respect of the Plc Scheme and the Jersey Scheme and the terms of this Agreement (including Appendix 1 and the surviving provisions of the Term Sheet) for the implementation of the Financial Restructuring:

(a)	it shall vote, or procure that the relevant registered holders shall vote, in favour of the Shareholder Resolution and the Liquidation Resolutions in relation to the holdings of shares set out on the signature pages hereto and in relation to any other shares of the Company it, or any of its affiliates, may acquire;

(b)

it hereby grants the Company its consent (such consent to include (without limitation) the written consent required under clause 13 of the Relationship Agreement dated as of 3 March 2000 as amended by an amendment agreement dated as of 18 May 2001 between, inter alia, Microsoft Corporation, Liberty and Telewest (the “Relationship Agreement”) and the Required Consent as defined in the Relationship Agreement) to the Company, TCN and Telewest Jersey taking the steps and actions set out in the explanatory statement, registration statement, the steps paper relating to the cancellation of certain intra group debt balances in the Telewest Group dated 23 April 2004 (the “Steps Paper”) and the summary paper in relation to the settlement of certain derivative agreements dated 11 March 2004 (the “Swaps Settlement Paper”) required in order to effect (i) the Financial Restructuring, or (ii) the novation and/or equitisation of certain inter-company loans between Telewest, TCN, Telewest UK Limited and certain of their subsidiaries required as a condition precedent to the

Revised Senior Secured Facility Agreement, and unconditionally waives all and any rights (including, without limitation, veto rights and anti-dilution rights under Clause 9 of the Relationship Agreement) it, or any director of the Company appointed by it, may have under the Company’s articles of association, the Relationship Agreement or under any other contractual arrangements in place with respect to the Company, in so far as such rights relate to the steps and actions required in order to effect (i) and (ii) above. Upon termination of this Agreement under Section 3, the consent and waiver of rights granted by Liberty under this Section 1(b) shall be withdrawn, except with respect to those steps and actions set out in the explanatory statement, registration statement, the Steps Paper and the Swaps Settlement Paper required in order to effect (i) and (ii) above, which have been completed at the time this Agreement is terminated;

(c)	it has simultaneous with signing of this Agreement, executed, and procured that the appropriate members of the Liberty Group shall have executed, the document effecting the termination of the Relationship Agreement in the form annexed hereto as Appendix 2;

(d)	in connection with the Company’s and/or Telewest Jersey’s solicitation of votes with respect to the Plc Scheme and/or the Jersey Scheme, as applicable, (i) it will, as promptly as practicable, vote (or will cause the other members of the Liberty Group to vote) all claims that it or they are entitled to vote in respect of the Relevant Notes (the “Claims”) in favour of the Plc Scheme and the Jersey Scheme, provided that the terms of the Plc Scheme and the Jersey Scheme are consistent with the terms of the Financial Restructuring, unless revised terms have been previously agreed to in writing by Liberty; (ii) it will not take, and will not permit any member of the Liberty Group to take, any action in respect of the Financial Restructuring or the implementation of the Restructuring Steps or bring any other proceedings or take any other steps that are inconsistent with its obligations under this Agreement; and (iii) if required by Telewest, it will (subject to the completion of any necessary actions by the Company and other third parties required to participate in such conversion) take all such actions as are reasonably necessary to convert any or all of the Liberty Group’s holding of Notes that are held in global form into definitive registered certificates;

(e)

except as already commenced but stayed or otherwise held in abeyance, it will not take and will not permit any member of the Liberty Group to take any action or exercise any remedy against the Company, any of its subsidiary undertakings or joint ventures, or the directors, officers or advisors of the Company, any of its subsidiary undertakings or joint ventures, as a result of, or in connection with, any Default or Event of Default (as defined in the applicable Indenture) in respect of the Notes or the implementation of the Restructuring Steps, including any action, whether alone or in concert with others, and without regard to whether such collective efforts are pursued by holders of greater than 25% of the aggregate principal amount of any series of the Notes, (i) to declare or seek to declare, or request that any Trustee (as defined in the applicable Indenture) declare, any series of the Notes to be immediately due and payable as a result of any such Event of Default (as defined in the applicable Indenture) that shall, or shall be alleged to, have occurred and be continuing; or (ii) to otherwise act, whether alone or in concert with others, to advise, assist or encourage any person in connection with the foregoing;

(f)	it will not vote (or cause to be voted) in favour of, or otherwise support, encourage or seek, directly or indirectly, (i) any commencement of or relief in an involuntary case under any applicable insolvency or other similar law with respect to the Company, Telewest Jersey or TCN, or all or substantially all of the assets of any of them, (ii) the appointment of a receiver, administrative receiver, administrator, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company, Telewest Jersey or TCN, or all or substantially all of the assets of any of them, (iii) any scheme of arrangement or plan of voluntary arrangement or any other plan of reorganization with respect to the Company, Telewest Jersey or TCN, or all or substantially all of the assets of any of them; or (iv) any other compromise with the creditors of, or financial restructuring relating to, the Company, Telewest Jersey or TCN, or all or substantially all of the assets of any of them; other than, in each case, the Financial Restructuring and the Proceedings;

(g)	it will not sell, transfer or assign, and will not permit any member of the Liberty Group to sell, transfer or assign any of the Relevant Notes or any of the Relevant Shares or any voting interest therein during the term of this Agreement except to a person who, prior to the settlement of such sale, transfer or assignment, enters into a written undertaking in favour of the Parties hereto to be bound by the provisions hereof as if such person were Liberty; and

(h)	it will act in good faith to consummate the transactions set forth herein.

2.	New Telewest, Telewest and Telewest Jersey Agreements:

(a)	Financial Restructuring: The Company and Telewest Jersey each undertake and shall cause the other companies in the Telewest Group (as defined below) to undertake to take all acts reasonably necessary to effect the Financial Restructuring as promptly as possible. Telewest hereby confirms that a majority of its directors will, subject to their fiduciary and any other duties imposed on them by law and their responsibilities under the City Code on Takeovers and Mergers (the “City Code”) and the Listing Rules of the UK Listing Authority, recommend the Financial Restructuring to Telewest shareholders and the creditors.

(b)	Costs: The Company undertakes to pay to Liberty immediately upon posting of the public documents in respect of the Plc Scheme in full any and all fees and expenses incurred by Liberty in an amount as to £1,200,000.

(c)	Gain Recognition: Pursuant to Clause 12 of the Relationship Agreement, the Liberty Group has the benefit of certain gain recognition consent rights. Since Liberty has agreed that the Relationship Agreement will be terminated pursuant to, and as provided in, Clause 1(c) of, and Appendix 2 to, this Agreement, the Company hereby restates the Liberty Group’s contractual rights in relation to gain recognition consent.

Specifically, New Telewest covenants to the Liberty Group that until the first to occur of (i) the sale, exchange or disposal by the Liberty Group of its entire shareholding in New Telewest in a taxable transaction for U.S. income tax purposes, (ii) the expiration of the Gain Recognition Agreement dated November 22, 1994, between the Internal Revenue Service and members of the Liberty Group (the “1994 Gain Recognition Agreement”) due to the Liberty Group’s satisfaction of all requirements under U.S. Treasury Regulation 1.367(a)-3(e)(2) and (iii) January 1, 2005 New Telewest will not, and will procure that no member of the Telewest Group will, without the prior written consent of Liberty, sell, exchange, transfer or otherwise dispose of, in a single transaction or series of transactions, (i) any stock or other equity securities of, or (ii) substantially all (within the meaning of section 368(a)(1)(c) of the Internal Revenue Code) of the assets of, any of the corporate members of the Telewest Group listed below:

Telewest Communications Holdings Ltd

Telewest Communications Group Ltd

Telewest Communications (Nominees) Ltd

Telewest Parliamentary Holdings Ltd

Telewest Communications Motherwell Ltd

Theseus No.1 Ltd

Theseus No.2 Ltd

Telewest Communications Cable Ltd

Telewest Communications (London South) Ltd

Telewest Communications (Cotswolds) Ltd

Telewest Communications (South East) Ltd

Telewest Communications (South Thames Estuary) Ltd

Telewest Communications (North East) Ltd

Telewest Communications (Tyneside) Ltd

Telewest Communications (South West) Ltd

Telewest Communications (Scotland Holdings) Ltd

Telewest Communications (Scotland) Ltd

Birmingham Cable Corporation Ltd

The Cable Corporation Ltd

Cable London Ltd

Avon Cable Investments Ltd

Crystal Palace Radio Ltd

Notwithstanding the foregoing, Liberty’s consent shall not be required for any and all strategic combination or merger transaction involving New Telewest or the Telewest Group, save to the extent that such transaction is effected wholly or partly through a sale, exchange, transfer or disposal, in a single transaction or series of transactions, of (i) any stock or equity securities of, or (ii) substantially all (within the meaning of section 368(a)(1)(c) of the Internal Revenue Code) of the assets of the corporate members of the Telewest Group listed above. For the avoidance of doubt, Liberty’s consent shall not be required for any such transaction involving the acquisition, sale, exchange, transfer or disposal of (i) all of the stock of New Telewest or any direct or indirect subsidiary of New Telewest that (directly or indirectly) owns substantially all of the assets of the Telewest Group, or (ii) all or substantially all of the assets directly held by New Telewest or Telewest UK Limited, an English incorporated subsidiary of New Telewest (provided that such directly held assets may not include the stock of the corporate members of the Telewest Group listed above).

Liberty will not withhold its consent to a transaction with respect to which its consent is required if, in the reasonable judgment of Liberty, the contemplated sale, exchange, transfer or disposition would not require the Liberty Group to recognize gain under the 1994 Gain Recognition Agreement.

The Liberty Group will use its reasonable commercial efforts to cause the expiration of the 1994 Gain Recognition Agreement as soon as reasonably possible, pursuant to the election available under the applicable U.S. Treasury Regulations (the “Regulations”). The foregoing sentence will not be construed as requiring the Liberty Group to cause the expiration of the 1994 Gain Recognition Agreement if any requirement of the applicable Regulations cannot be fulfilled by one or more members of the Liberty Group, or if meeting a requirement of the Regulations would, in the reasonable judgment of the Liberty Group, result in the recognition of taxable income by the Liberty Group; provided, however, the Liberty Group shall use its reasonable commercial efforts to procure the co-operation of any third parties whose co-operation is necessary to cause the expiration of the 1994 Gain Recognition Agreement. The term Liberty Group shall bear the meaning given to it in the Relationship Agreement when used herein. The term Telewest Group shall mean Telewest and its subsidiaries or New Telewest and its subsidiaries as the context requires.

(d)	Claims: The Company confirms that neither it nor any other member of the Telewest Group currently has any claims, based on the facts known to it after diligent investigation, against any holder of the Notes seeking a payment in respect of compensation or damages or the payment of any other amount.

3.	Termination of Agreement. Liberty’s obligations hereunder (save for those arising under Section 4 hereof) shall terminate upon the occurrence of any Agreement Termination Event, unless the occurrence of such Agreement Termination Event is waived in writing by Liberty.

For the purposes hereof an “Agreement Termination Event” shall mean any of the following:

(a)	the later of the date on which the order of the High Court which sanctions the Plc Scheme is delivered to the Registrar of Companies for registration and the dates on which the orders of the High Court and the Jersey Court which sanction the Jersey Scheme are delivered to the Registrar of Companies and the Jersey Registrar of Companies, as appropriate, for registration (the “Effective Date”) shall not have occurred on or before the later of 90 days after the date of the letter agreement between, among others, Telewest, TCN, New Telewest and CIBC World Markets plc (as agent on behalf of the Telewest Group’s senior lenders) in relation to the Revised Senior Secured Facility Agreement (the “Commitment Letter”) or 60 days after the date of any vote by creditors to approve the Plc Scheme and the Jersey Scheme, subject to such vote occurring on or before 75 days after the date of the Commitment Letter; or

(b)	the Company, or any administrator appointed in respect of the Company, or Telewest Jersey withdraws the Plc Scheme or the Jersey Scheme or such person failing to confirm to Liberty within 48 hours of a request from Liberty that it is that person’s intention to continue with and recommend the Financial Restructuring in all material respects as set out in Appendix 1; or

(c)	a failure to obtain any order of a court in England and Wales or Jersey, when applied for, or a requisite majority of shareholders to pass the Shareholder Resolution or creditors to approve the Plc Scheme or the Jersey Scheme, when sought, or each of the order of the High Court which sanctions the Plc Scheme and the orders of the High Court and the Jersey Court which sanction the Jersey Scheme not having been obtained, such Shareholder Resolution not having been passed and such approval not having been given, on or before the later of 90 days after the date of the Commitment Letter or 60 days after the date of any vote by creditors to approve the Plc Scheme and the Jersey Scheme, subject to such vote occurring on or before 75 days after the date of the Commitment Letter; or

(d)	the making of a permanent order of any court or governmental body of competent jurisdiction restraining, enjoining or otherwise preventing the consummation of the Financial Restructuring; or

(e)	except where Liberty has given its prior written consent, the announcement by any person of any of the things (except the Financial Restructuring) or a proposal to do any of the things (except the Financial Restructuring) which are referred to in Clause 5.1 of the Relationship Agreement or the announcement by any person (whether pursuant to Rule 2.4 of the City Code or otherwise) of any transaction or proposed transaction in relation to the Company to which the City Code would apply; or

(f)	the failure of the Company to pay all fees and expenses properly submitted in accordance with section 2(b) of this Agreement;

(g)	a material adverse change to the Company’s business plan or a material adverse change to the assets, liabilities, business or prospects of the Company or its subsidiaries; or

(h)	a material change to the Plc Scheme, the Jersey Scheme or the Revised Senior Secured Facility Agreement after the date of this Agreement.

In addition to the foregoing:

(x)	the termination by a noteholder, IDT or Liberty of its obligations under its voting agreement pursuant to Section 3 thereof shall give each noteholder, IDT and Liberty (except any of them that has already terminated its obligations under its voting agreement pursuant to Section 3 thereof) the right to elect to terminate its obligations under its voting agreement, except where the termination of a noteholder’s obligations under its voting agreement is pursuant to section 3(f) of that noteholder’s voting agreement; and

(y)	the material change by a noteholder, IDT or Liberty of its voting agreement shall give each noteholder, IDT and Liberty (except any of them that has materially changed its voting agreement) the right to elect to terminate its obligations under its voting agreement.

Telewest and New Telewest each separately undertakes to notify Liberty immediately of any such termination or change as is mentioned in paragraphs (x) and (y) above.

4.	Term Sheet. It is agreed that the Term Sheet shall no longer be effective after the execution and delivery of Voting Agreements by each party to the Term Sheet except that the following sections shall continue in full force and effect:

(a)	“Management and Management Compensation”;

(b)	“Due Diligence”;

(c)	“Governing Law”;

(d)	the second, third and fourth sentences of paragraph (5) of “Conditions to Closing of the Transaction”;

(e)	“Fees and Expenses” in so far as it affects parties other than Liberty;

(f)	“Publicity”; and

each party to the Term Sheet shall have the full benefit of, and be entitled to rely in any way upon, these sections of the Term Sheet.

5.	Further Acquisition of Notes. This Agreement shall in no way be construed to preclude Liberty from acquiring additional Notes of the Company or Telewest Jersey. However, any such additional Notes that are held by Liberty on the voting record date shall be subject to the voting agreements contained in this Agreement. Liberty shall notify the Company of any such acquisition within 48 hours of completing the same.

6.	Amendments. This Agreement may not be modified, amended or supplemented except by agreement in writing signed by each of the Parties.

7.	Disclosure of Individual Holdings. Unless required by applicable law or regulation (including, without limitation, the U.S. Bankruptcy Code, the U.S. securities laws, any rules or regulations of the Securities and Exchange Commission, the 1985 Act, the City Code, the Listing Rules of the UK Listing Authority, the Financial Services and Markets Act 2000 and any rules or regulations of the London Stock Exchange or the Nasdaq Stock Market), none of the Company, Telewest Jersey nor any of their representatives or advisers may disclose or cause to be disclosed Liberty’s holdings of Relevant Notes without the prior written consent of Liberty. The Company and Telewest Jersey represent that, as of the date of this Agreement, they are not aware of any such applicable law or regulation other than under the U.S. Securities Act of 1933, as amended, the U.S. Securities Exchange Act 1934, as amended, the rules and regulations of the Securities and Exchange Commission and the Listing Rules of the UK Listing Authority. If such disclosure is so required by applicable law or regulation, the Company and/or Telewest Jersey (as applicable) shall, prior to making such disclosure or any announcement containing such disclosure, afford Liberty a reasonable opportunity under all the circumstances to conduct a review of, and comment upon, such disclosure or announcement. The foregoing shall not prohibit the Company and/or Telewest Jersey (as applicable) from disclosing the approximate aggregate beneficial holdings of Notes of all persons who are bound by the terms of an agreement with the Company and/or Telewest Jersey that are substantially the same as the terms of this Agreement.

8.	Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of New York.

9.

Third Party Beneficiaries. With the exception of Sections 1(e) and 4, this Agreement is only for the benefit of the undersigned parties and nothing herein, expressed or implied, is intended or shall be construed to confer upon any person or entity other than such undersigned parties, any rights or remedies under or by reason of, and no person or entity other than such undersigned parties, is entitled to rely in any way upon, this Agreement (excluding Sections 1(e) and 4).

10.	Specific Performance. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance, an injunction or other equitable relief as a remedy of any such breach.

11.	Fees and Expenses. If any Party brings an action against any other Party based upon a breach by the other Party of its obligations under this Agreement, the prevailing Party shall be entitled to all reasonable expenses incurred, including reasonable legal and financial advisers’ fees.

12.	Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

13.	Successors. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, heirs, executors, administrators and representatives.

14.	Prior Negotiations. This Agreement and Appendix 1 supersede, except to the extent specified in Section 4 above, all prior negotiations and agreements with respect to the subject matter hereof.

15.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

15.	Notices. Any notice or other communication to be given under this Agreement shall be in writing and shall be delivered by hand, sent by prepaid first class recorded delivery (or registered airmail in the case of an address outside the United Kingdom) or an internationally recognized courier service and shall in each case be addressed to the party to be served at its registered or principal office (marked for the attention of the General Counsel/Head of Legal) or by fax. Notices sent prepaid by first class recorded delivery or an internationally recognized courier service shall be deemed to be received on the second day following posting and those sent by registered airmail (in the case of an address outside the United Kingdom) shall be deemed to be received on the fifth day following posting and those served by fax shall be deemed to be received 12 hours after transmission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date set forth below.

Dated: 2004

TELEWEST COMMUNICATIONS PLC

By:

Name:
Title:

TELEWEST FINANCE (JERSEY) LIMITED

By:

Name:
Title:

TELEWEST GLOBAL, INC.

By:

Name:
Title:

LIBERTY MEDIA INTERNATIONAL HOLDINGS, LLC

By:

Name:
Title:

Tick box of series of Notes owned:	Insert Principal Amount of Notes of each series owned:

☐ $300,000,000 aggregate principal amount of 9.625% Senior Debentures due 2006 issued by Telewest

☐ $1,536,413,000 aggregate principal amount of 11% Senior Discount Debentures due 2007 issued by Telewest

☐ $350,000,000 aggregate principal amount of 11.25% Senior Notes due 2008 issued by Telewest

☐ £299,500,000 aggregate principal amount of 5.25% Senior Convertible Notes due 2007 issued by Telewest

☐ £325,000,000 aggregate principal amount of 9.875% Senior Discount Notes due 2009 issued by Telewest

☐ $500,000,000 aggregate principal amount of 9.25% Senior Discount Notes due 2009 issued by Telewest

☐ $450,000,000 aggregate principal amount of 11.375% Senior Discount Notes due 2010 issued by Telewest

☐ £180,000,000 aggregate principal amount of 9.875% Senior Notes due 2010 issued by Telewest

☐ $350,000,000 aggregate principal amount of 9.875% Senior Notes due 2010 issued by Telewest

☐ $500,000,000 aggregate principal amount of 6% Senior Convertible Notes due 2005 issued by Telewest Finance (Jersey) Limited

☐ £220,000,000 5% Accreting Notes due 2003 issued by Telewest

☐ £30,000,000 5% Accreting Notes due 2003 issued by Telewest

☐ £3,500,000 5% Accreting Notes due 2003 issued by Telewest

Subject to section 1(a) of this Agreement, shares over which Liberty has the power and authority to cause the legal entities listed below to exercise the votes attaining to such shares in accordance with Liberty’s directions:

Registered holder	Ordinary shares	Limited voting shares	Total	% of issued share capital
Liberty International B-L LLC	722,205,225	22,185,093
Total Liberty Holdings	722,205,225	22,185,093	744,390,318	25.18%

Appendix 1

Principal terms of Financial Restructuring

Telewest Liabilities:

All liabilities of the Company at the Effective Date arising directly, or indirectly, in relation to, or arising out of or in connection with:

(a)    the Notes;

(b)    the Indentures;

(c)    the Accreting Convertible Notes due 2003 originally issued to Deutsche Telekom (the “Accreting Notes”);

(d)    the Company’s guarantee of the 6% Senior Convertible Notes due 2005 issued by Telewest Jersey (the “Jersey Notes”) (the “Jersey Guarantee Liability”); and

(e)    inter-company debt balances owed by the Company to Telewest Jersey in relation to the on-loan of the proceeds of issue of the Jersey Notes (the “Intercompany Debt”),

including any liability of the Company in respect of loss or damage suffered or incurred as a result of, or in connection with, such liability (the “Telewest Liabilities”), will be cancelled and exchanged for an entitlement to receive new shares (“New Shares”) in the capital of New Telewest or, in certain circumstances, the proceeds of sale of such New Shares.

No other liabilities of the Company will be compromised as part of the Plc Scheme.

Jersey Liabilities:

All liabilities of Telewest Jersey arising directly, or indirectly, in relation to, or arising out of or in connection with:

(a)    the Jersey Notes;

(b)    the Jersey Guarantee Liability; and

(c)    the Intercompany Debt,

including any liability of Telewest Jersey in respect of loss or damage suffered or incurred as a result of, or in connection with, such liability (the “Jersey Liabilities”) will be cancelled and exchanged for an entitlement to receive the New Shares to which Telewest Jersey will become entitled to receive under the Plc Scheme.

No other liabilities of Telewest Jersey will be compromised as part of the Jersey Scheme.

Principal amounts:

The principal amounts (the “Principal Amounts”) as at the record date for the Plc Scheme and the Jersey Scheme (the “Record Date”) will be:

(a)    in respect of the Notes and the Accreting Notes, the aggregate of the face value or accreted amount; and

(b)    in respect of each of the Jersey Guarantee Liability and the Intercompany Debt, the aggregate face value of the Jersey Notes.

Interest amounts:

The interest amounts (the “Interest Amounts”) as at the Record Date will be:

(a)    in respect of the Notes, the aggregate of interest and default interest that has accrued and remains unpaid (if any); and

(b)    in respect of each of the Jersey Guarantee Liability and the Intercompany Debt, the aggregate of interest and default interest that has accrued and remains unpaid on the Jersey Notes.

Currency conversion:	A conversion rate equal to the average of the closing mid-point spot rates, as reported by Bloomberg, L.P., for each trading day in the period commencing 1 October, 2002, (being the date of the first interest default by Telewest or Telewest Jersey under the Notes) up to and including • • 2004 (being the latest practicable date for inclusion of information in the Explanatory Statement before printing).

Total claims:	In relation to the Plc Scheme and the Jersey Scheme, the aggregate of the relevant Principal Amounts, the Interest Amounts and all other claims, liquidated in amount and either agreed with Telewest, or Telewest Jersey (as appropriate), or otherwise determined under the Plc Scheme, or Jersey Scheme (as appropriate), arising directly or indirectly in relation to, or arising out of or in connection with, the Telewest Liabilities or the Jersey Liabilities (as appropriate) at the Record Date.

Plc Scheme conditions:

The Plc Scheme is conditional upon the following having occurred, or being conditional only upon the occurrence of the Effective Date:

(a)    the Shareholder Resolution (as described below) having been passed;

(b)    the Revised Senior Secured Facility Agreement (described below) having been entered into and the Recapitalisation Supplemental Deed Effective Date (as defined in the Explanatory Statement) having occurred;

(c)    approval for quotation of the New Shares on NASDAQ, subject to notice of issuance;

(d)    Telewest having entered into the escrow agent agreement between Telewest, Telewest Jersey and the escrow agent substantially in accordance with the terms of the Plc Scheme;

(e)    obtaining a permanent order under the Section 304 Proceedings (waivable by a majority of holders of Notes (by Principal Amount));

(f)     the completion of all proceedings under Chapter 11 of the US Bankruptcy Code in respect of Telewest (if any such proceedings have been commenced) (waivable by a majority of holders of Notes (by Principal Amount));

(g)    the Jersey Scheme having been sanctioned by the High Court and the Jersey Court and the directors of Telewest Jersey having confirmed that immediately following the Plc Scheme becoming effective, they will procure that the Jersey Scheme becomes effective; and

(h)    the termination of the Relationship Agreement by Liberty.

Jersey Scheme conditions:

The Jersey Scheme is conditional upon the following having occurred, or their occurrence or unconditionality is subject only to the occurrence of the effective date of the Jersey Scheme:

(a)    the Plc Scheme having become effective;

(b)    Telewest Jersey having entered into the escrow agent agreement between Telewest, Telewest Jersey and the escrow agent substantially in accordance with the terms of the Jersey Scheme; and

(c) obtaining a permanent order under the Section 304 Proceedings (waivable by a majority of the holders of the Notes (by Principal Amount)).

New Telewest:	New Telewest will become the new holding company of the Telewest Group (other than Telewest and Telewest Jersey). New Telewest will own all of the issued share capital of Telewest UK Limited which will acquire all of the assets of Telewest (other than the shares in Telewest Jersey, the shares in New Telewest and a cash amount).

New Shares:	In return for the cancellation of the Telewest Liabilities (a) New Shares representing 98.5 per cent. of the capital of New Telewest will be transferred to the relevant creditors; and (b) New Shares representing 1.5 per cent. of the capital of New Telewest will be transferred to the Company’s shareholders as at the last day of trading before the Effective Date.

Shareholder Resolution:	The Shareholder Resolution will be proposed at an extraordinary general meeting of the Company to approve the transfer by Telewest of all of the assets of Telewest (other than the shares in Telewest Jersey, the shares in New Telewest and a cash amount) to Telewest UK Limited in return for the issue of New Shares by New Telewest.

Governance:	All organizational documents and arrangements relating to corporate governance of New Telewest shall be consistent with U.S. best practices and U.K. best practices to the extent not inconsistent with U.S. best practices and shall provide for a staggered board of directors and anti-takeover measures, including a poison pill.

Revised Senior Secured Facility Agreement:	The Telewest Group will enter into an amended and restated loan agreement for committed facilities of £2,030 million comprising term loans of £1,840 million, a revolving credit facility of £140 million and an overdraft facility of £50 million together with uncommitted facilities of up to £125 million. Of the committed amount of £2,030 million, £1,885 million will mature on 31 December 2005 with the balance of £145 million maturing on 30 June 2006. The amended and restated loan agreement will be conditional upon, among other things, the compromise of the Telewest Liabilities becoming effective.

Liquidation of Telewest and Telewest Jersey:	Following the completion of the Financial Restructuring, the Liquidation Resolutions will be proposed at an extraordinary general meeting of the Company to approve a shareholders voluntary liquidation of Telewest and to appoint a liquidator. There will also be a shareholders’ voluntary liquidation of Telewest Jersey.

Public documents	Substantially final forms of the Explanatory Statement and Registration Statement are attached to this Agreement and initialled for the purpose of identification by, or on behalf of, the Parties hereto.

The above terms are all as documented in the Plc Scheme and the Jersey Scheme. To the extent there is any discrepancy between the above terms and the terms of the Plc Scheme and the Jersey Scheme (as provided to Liberty by Telewest and Telewest Jersey immediately prior to the date of effectiveness of this Agreement in the final form of the Explanatory Statement), the terms of such schemes shall take precedence.